 Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: October 31, 2007

Contact: Ms. Judith Barber	News Contact: Peter Hamilton
Corporate Secretary	Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP ANNOUNCES
 THIRD QUARTER EARNINGS

EPS Up 5.41%

Core Deposits Increasing at 26.77%
Pace So Far This Year

Net Interest Margin
Up 8 Basis Points

Smithtown, NY, October 31, 2007 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today announced that the Company had earnings for the third quarter of 2007 of $3,818,975, or $.39 per share. These basic earnings per share reflect a 5.41% increase over the third quarter of last year. Net income for the quarter increased by 4.66% on a year-over-year basis. Basic earnings per share year-to-date are $1.12, which represents growth of 6.67% over last year. Basic earnings per share for the last twelve months now stand at $1.50.

Return on average equity for the last twelve months is 20.67%. The average ROE for a national peer group of 342 banks is 11.57%. The Company’s return on average assets for the last twelve months is 1.37%, while the peer group’s average ROA is 1.13%.

Deposits grew by $21.0 million during the third quarter, or 2.22%. The Bank continued to emphasize the collection of core deposits over higher-cost certificates of deposit. Checking accounts were up $5.5 million for the quarter, or 5.40%. Deposits at the Bank’s two newest branches, Bohemia and Coram, have increased by approximately $34 million during the first nine months of this year. Overall, core deposits have increased year-to-date by $92.3 million, or 26.77% on an annualized basis.

Loans grew by $28.9 million, or 3.14%, during the third quarter to $948.8 million at the end of the period. So far this year, loans have increased by $99.6 million, or 15.63% on an annualized basis. The Bank closed and funded $81.3 million of loans during the third quarter of 2007, which was substantially below the record high dollar amount of closings during the second quarter ($105.7 million), but consistent with the dollar amount of loans closed and funded during other recent quarters (e.g., $83.2 million during the first quarter of this year). Loan payoffs for the third quarter were $51.4 million, significantly below the $77.3 million of payoffs during the second quarter. The loan “pipeline” of approved but unfunded commitments at September 30, 2007, was $148.9 million, the strongest it has ever been at a quarter’s end.

Asset quality remained strong. Nonperforming loans were less than .04% of total loans at the end of the quarter. Loans 30-89 days past due rose to 1.82% of the portfolio at September 30th, but almost all of that slowness resided in three credits, two of which were brought current in early October and the other of which is a commercial building which became occupied by a very substantial tenant during mid-October. With respect to the single ORE property owned by the Bank, that property is now under contract to be sold, and it is likely that the sale will close by year-end. In the event that that sale does not close for some unanticipated reason, management has received other similar offers for the property.

The net interest margin for the quarter increased by 8 basis points to 4.19%. The increase was brought about partly by an increased yield on loans and partly by reduced interest expense late in the quarter after the Federal Reserve cut interest rates. The Company’s net interest margin has increased steadily throughout the year, being at 4.04% during the first quarter, 4.11% in the second quarter, and 4.19% in the third quarter. The cumulative net interest margin for the first nine months now stands at 4.11%, which compares very favorably with the national peer group figure of 3.87%.

After improving the efficiency ratio during the second quarter by 160 basis points, the Company improved its efficiency ratio during the third quarter by an additional 118 basis points to 52.16%. The Company’s efficiency ratios for the first, second and third quarters of this year have been 54.94%, 53.34% and 52.16%, respectively. The average efficiency ratio for peer group banks is 59.61%.

The Company’s Chairman & Chief Executive Officer, Brad Rock, commented: “While I am slightly disappointed that we were not able to grow earnings at our usual rapid pace during the third quarter, in light of the recent turmoil in the credit markets and the resulting severe declines in earnings at many banks, we feel that our moderate growth of earnings during the quarter is an adequate result. More importantly, although some of the unfavorable economic conditions may persist for awhile, we see several signs that we are approaching the beginning of an upturn for our Company.”

“Our first observation is that, because of recent turmoil in the credit markets, the conduit market for certain types of permanent commercial mortgages has diminished significantly. As a result, we have already begun to see a greatly increased number of opportunities to make loans that might previously have gone to the conduits. Our ‘pipeline’ of $149 million of approved loans is the strongest it has ever been, and the current pace of both closings and new applications has picked up significantly. We expect to have very strong loan growth during the fourth quarter, and we expect that strong growth to continue into next year.”

“With regard to funding our anticipated loan growth, we continue to be successful growing core deposits through our branch expansion program. We have received all necessary permits for our new branches in Huntington and Nesconset, and those projects are currently under construction. We expect both of those branches to open early next year. Our new branch projects in Deer Park, Setauket and Port Jefferson are in the permitting stage, and we expect construction to begin on one or more of those branches during the first half of next year.”

“We also feel that our decision to reduce rates on new certificate of deposit offerings during the second and third quarters proved to be a sound decision in light of the Fed’s 50 basis point rate cut on September 18th. In the months to come, our interest expense will not be burdened with the higher-rate money we would have had, had we not made the cuts.”

“Our efficiency ratios have been higher than usual primarily due to costs associated with our computer conversion and increased regulatory requirements which resulted from our crossing the $1 billion asset threshold at the end of last year. The good news, however, is that these expense ratios have been improving steadily and we can now see that some of these expenses should be gone entirely by year-end.”

“Finally, our single ORE property is under contract to be sold. We expect that sale to close by the end of this year, and if and when it does, a $6.972 million nonperforming asset will be converted into an earning asset. Given our current loan yields, this conversion will add approximately $40,000 per month to our revenue stream. And even if, for some presently unanticipated reason this particular deal were not to close soon, we have had other similar offers for the property, which means that this asset conversion should happen in the not-too-distant future in any event.”

“All matters considered, we look for gradual improvement during the fourth quarter, and increasingly positive results during 2008.”

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

Consolidated Balance Sheets

	As of
	September 30, 2007	September 30, 2006
ASSETS
Cash and due from banks	$15,529	$10,480
Federal funds sold	502	11,371
Total cash and cash equivalents	16,031	21,851

Investment securities:
Available for sale:
Obligations of U.S. treasury	-	1,990
Obligations of U.S. government agencies	44,706	97,499
Mortgage - backed securities	1,781	3,366
Obligations of state and political subdivisions	6,650	9,344
Other securities	11,553	3,966
Total securities available for sale	64,690	116,165
Held to maturity:
Mortgage - backed securities	15	51
Obligations of state and political subdivisions	202	308
Total securities held to maturity (estimated fair value
$204 in 2007 and $373 in 2006)	217	359
Total investment securities	64,907	116,524

Restricted securities	2,298	4,043

Loans	948,826	805,056
Less: allowance for loan losses	7,967	7,372
Loans, net	940,859	797,684

Bank premises and equipment	21,726	19,954

Other assets
Cash value of bank-owned life insurance	18,768	18,057
Goodwill	3,860	2,077
Intangible assets	1,533	2,127
Other real estate owned	6,972	-
Other	18,534	13,364
Total other assets	49,667	35,625

Total assets	$1,095,488	$995,681

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$107,492	$101,231
Money market	358,405	243,195
NOW	31,971	36,080
Savings	54,113	48,253
Time	412,615	420,881
Total deposits	964,596	849,640

Dividends payable	392	355
Other borrowings	25,000	55,000
Subordinated debt	18,217	18,217
Other liabilities	10,217	7,491
Total liabilities	1,018,422	930,703

Stockholders' equity
Common stock - $.01 par value (20,000,000 shares authorized at September 30, 2007 and 2006; 11,852,497 shares issued, 9,800,633 shares outstanding at September 30,
2007; 11,826,012 shares issued, 9,774,148 shares outstanding at September 30, 2006)	119	108
Additional paid in capital	4,387	4,020
Retained earnings	82,779	71,330
Accumulated other comprehensive loss	(157)	(418)
	87,128	75,040
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	77,066	64,978

Total liabilities and stockholders' equity	$1,095,488	$995,681

Consoidated Statements of Income

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income
Loans	$18,861	$15,757	$54,954	$44,680
Federal funds sold	203	127	712	349
Investment securities:
Taxable:
Obligations of U.S. treasury	-	45	-	168
Obligations of U.S. government agencies	711	1,119	2,314	3,054
Mortgage - backed securities	29	43	99	146
Other securities	110	27	246	71
Subtotal	850	1,234	2,659	3,439
Exempt from federal income taxes:
Obligations of state & political subdivisions	72	105	222	348
Other interest income	55	75	167	180
Total interest income	20,041	17,298	58,714	48,996

Interest expense
Money market accounts (including savings)	4,005	2,278	11,463	6,323
Time deposits of $100,000 or more	2,017	1,659	5,840	4,075
Other time deposits	2,883	2,861	8,599	7,652
Other borrowings	297	572	1,090	1,965
Subordinated debt	352	355	1,040	903
Total interest expense	9,554	7,725	28,032	20,918
Net interest income	10,487	9,573	30,682	28,078
Provision for loan losses	300	300	1,000	1,400
Net interest income after provision for loan losses	10,187	9,273	29,682	26,678

Noninterest income
Trust and investment services	178	121	574	364
Service charges on deposit accounts	542	448	1,437	1,423
Revenues from insurance agency	1,032	984	2,819	2,948
Net gain on sales of investment securities	34	205	34	194
Increase in cash value of bank owned life insurance	194	164	613	482
Other income	479	588	1,418	1,794
Total noninterest income	2,459	2,510	6,895	7,205

Noninterest expense
Salaries	2,925	2,823	8,894	8,270
Pension and other employee benefits	715	587	2,191	1,826
Net occupancy expense of bank premises	966	907	2,999	2,638
Furniture and equipment expense	725	560	2,042	1,593
Amortization of intangible assets	119	229	359	612
Other expense	1,270	1,051	3,497	3,243
Total noninterest expense	6,720	6,157	19,982	18,182
Income before income taxes	5,926	5,626	16,595	15,701
Provision for income taxes	2,107	1,977	5,721	5,429
Net income	$3,819	$3,649	$10,874	$10,272

Earnings per share
Basic earnings per share	$0.39	$0.37	$1.12	$1.05
Diluted earnings per share	$0.39	$0.37	$1.12	$1.05

Cash dividends declared	$0.04	$0.04	$0.12	$0.12
Weighted average common shares outstanding	9,770,828	9,754,764	9,768,807	9,753,585
Weighted average common equivalent shares	9,773,193	9,758,014	9,771,579	9,755,931

Comprehensive income	$3,944	$4,231	$11,047	$10,455

SELECTED FINANCIAL DATA
(in thousands, except per share data)
	For the Three Months Ended
	September 30, 2007	September 30, 2006

Basic earnings per share (1)	$0.39	$0.37
Diluted earnings per share (1)	0.39	0.37

Assets	$1,095,488	$995,681
Loans	948,826	805,056
Deposits	964,596	849,640

Return on Average Equity	20.27	22.05
Cash Return on Average Equity (2)	20.69	22.96
Return on Average Tangible Equity (3)	21.84	23.54
Cash Return on Average Tangible Equity (4)	22.29	24.52

Return on Average Assets	1.41	1.41
Cash Return on Average Assets (2)	1.44	1.47
Return on Average Tangible Assets (3)	1.41	1.42
Cash Return on Average Tangible Assets (4)	1.44	1.48

Net Interest Margin	4.19	4.20

Efficiency	52.16	52.46
Efficiency - Cash Basis	51.24	50.54

(1) Reflects the effect of a 10% stock dividend payable to all shareholders of record on March 16, 2007 and payable on April 2, 2007.
(2) Excludes amortization of intangibles
(3) Excludes intangible assets
(4) Excludes amortization of intangibles and intangible assets